As filed with the Securities and Exchange Commission on October 31, 2018

Registration No. 333–186182

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	20-8429087 (I.R.S. Employer Identification No.)

50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jason E. Fox
Chief Executive Officer
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Kathleen L. Werner, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Approximate date of commencement of proposed sale to public:  From time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-186182) filed by Corporate Property Associates 17 – Global Incorporated (“CPA:17 – Global”) with the Securities and Exchange Commission on January 24, 2013 registering 200,000,000 shares of common stock, par value $0.001 per share, of CPA:17 – Global relating to the 2007 Distribution Reinvestment and Stock Purchase Plan (the “Registration Statement”).

Effective October 31, 2018, pursuant to the Agreement and Plan of Merger, dated as of June 17, 2018, by and among CPA:17 – Global, W. P. Carey Inc. (“W. P. Carey”), CPA17 Merger Sub LLC, an indirect subsidiary of W. P. Carey (“Merger Sub”), and the other parties thereto, CPA:17 – Global merged with and into Merger Sub, with Merger Sub surviving the merger as an indirect wholly-owned subsidiary of W. P. Carey (the “Merger”).  In the Merger, each share of CPA:17 – Global common stock issued and outstanding immediately prior to the effective time of the Merger was converted automatically into the right to receive 0.160 shares of W. P. Carey common stock and fractional shares were converted to cash.  Neither W. P. Carey nor any of its subsidiaries received any merger consideration for shares of CPA:17 common stock owned by them.

As a result of the Merger, CPA:17 – Global has terminated all offerings of CPA:17 – Global’s securities under the Registration Statement. In accordance with an undertaking made by CPA:17 – Global in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance which remain unsold at the termination of the offering, CPA:17 – Global hereby removes from registration all of such securities of CPA:17 – Global registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 31, 2018.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

By:	/s/ Susan C. Hyde
Name:	Susan C. Hyde
Title:	Chief Administrative Officer and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.